Exhibit 10.26

PERSONAL AND CONFIDENTIAL

September 16, 2013

John Hanson

1361 Bridgewater Lane

Long Grove, IL 60047

Dear John:

We are pleased to extend an offer to you to join Voyetra Turtle Beach, Inc. (“VTB” or the “Company”) under the terms and conditions as stated below.

TITLE:	Chief Financial Officer

REPORTING TO:	Juergen Stark, CEO

START DATE:	On or about 9/23/2013

COMPENSATION:	Your base salary will be $350,000 annually, paid in bi-weekly intervals of $13,461.53 and subject to applicable withholdings for FICA, state and federal tax. Your base salary will not be reduced unless you and the Company mutually agree.

PERFORMANCE BONUS:

You will be eligible for a target Performance Bonus. Your target incentive is initially 40% of base salary going to 50% of base salary once you have completed your move to New York or San Diego. Your actual bonus will be based upon a variety of factors including company performance, and your achieving specified performance criteria to be established and approved with your manager. In the event that changes are made to any of the Bonus Plans, the changes will apply to you as they do other similarly situated employees of the Company.

Your 2013 bonus will be fixed at 100% payout prorated based on the portion of 2013 worked.

Payment of your bonus will be delivered according to the regular annual incentive plan payout schedule. An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the Bonus Plan and Company practices, except that if you are terminated by the Company without Cause (as defined in the VTB Holdings, Inc. 2011 Equity Incentive Plan) or by you for Good Reason, you will be paid a pro-rata bonus for the fiscal year in which such termination occurs in the following fiscal year based upon the average percentage of the applicable target bonuses received by the management team.

EQUITY PARTICIPATION:	On the 30th day following the closing of the pending transaction with Parametric Sound Corporation (“PAMT”), you will receive a stock option grant of the number of shares of PAMT that 700,000 shares of VTB Holdings Inc. Common Stock would have converted to in the transaction had they been outstanding at that time with a strike price equal to the closing price of PAMT stock on the trading day prior to the date of grant, 25% of which will vest on the first anniversary of your start date with the Company, with the remainder vesting ratably each month over the following three year period.

100 Summit Lake Drive Ste 100, Valhalla, NY 10595	Tel: 914.345.2255	Fax: 914.345.2266	www.turtlebeach.com

VACATION & SICK TIME:	You will be granted one week of paid vacation for each consecutive three (3) months of employment (for a total of four weeks (20 days) per year) and one paid sick day per two months of employment, subject to our standard vacation and sick day “roll over” rules, which will be provided to you.

RELOCATION:	You agree to move to either New York or San Diego within 1 year of your start date. Your relocation expenses will be covered per our existing executive relocation plan.

SEVERANCE/NOTICE:	In the event that your employment is terminated by VTB without Cause (including following a change in control of the Company), you will be entitled to continuation of your annual salary for a period of six months. In the event that you decide to terminate your employment, you agree to give VTB 30 calendar days notice. Any such payment will be subject to and conditioned upon (a) your continuing compliance with the “Voyetra Turtle Beach, Inc. Proprietary Information and Employment Agreement” and (b) your signing a written waiver and release of any and ail claims against the Company arising out of or relating to your employment with the Company inform and substance reasonably satisfactory to the Company.

RESTRICTIVE COVENANTS:	Your employment agreement will contain non-compete, non-solicit, confidentiality and other customary restrictive covenants consistent with those contained in employment agreements for other employees.

REPRESENTATION:	You represent that you are free to accept employment with VTB.

POLICIES & PROCEDURES:	You will be required to comply with VTB policies and procedures for employees, which include, among other things, your obligations to comply with VTB rules regarding confidential and proprietary Information and trade secrets, and to furnish accurate and complete information to VTB in connection with your application for employment.

CONFIDENTIALITY:	You agree not to disclose the terms of this letter to anyone, other than to your immediate family, your tax advisors and legal counsel, or as otherwise required by law.

Good Reason means a material diminution in responsibilities; relocation more than 35 miles from San Diego or Valhalla, NY; or any material breach of this agreement by the Company.

We look forward to having you join the Company and anticipate a long and mutually beneficial relationship.

Should you accept this offer and begin employment with the Company you retain the right to resign without cause. There is no fixed duration for your employment. In accepting this offer you acknowledge and agree that your employment with the Company is at will and may be terminated by the Company at any time, with or without notice, and for any or no reason. In accepting this offer you acknowledge that, apart from this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment, and that this letter does not guarantee employment for any definite or specific term or duration.

By signing and returning this letter you confirm that its contents accurately summarize the current understanding between you and the Company and that you accept and agree to the terms as stated above.

100 Summit Lake Drive Ste 100, Valhalla, NY 10595	Tel: 914.345.2255	Fax: 914.345.2266	www.turtlebeach.com

Sincerely,

Juergen Stark

Chief Executive Officer

Acknowledged & Agreed:	/s/ John Hanson	Date: 9-16-2013
John Hanson

100 Summit Lake Drive Ste 100, Valhalla, NY 10595	Tel: 914.345.2255	Fax: 914.345.2266	www.turtlebeach.com